                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                         AMERIQUEST TECHNOLOGIES, INC.

                         6100 HOLLYWOOD BLVD., STE. 700
                            HOLLYWOOD, FLORIDA 33024
                                 (954) 967-2397
                             ---------------------

                      1997 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 1, 1997
                             ---------------------

Dear Stockholder:

     You are cordially invited to attend the 1997 Annual Meeting of Stockholders (the "Meeting") of AmeriQuest Technologies, Inc. ("AmeriQuest"), to be held in the Dolphin Room at the Holiday Inn located at 2905 Sheridan Street, Hollywood, Florida 33020, on July 1, 1997, at 1:00 p.m., local time.

     The matters expected to be acted upon at the Meeting are described in detail in the following Notice of 1997 Annual Meeting of Stockholders and Proxy Statement.

     The Board of Directors has fixed the close of business on May 23, 1997 as the record date for determination of stockholders entitled to notice of and to vote at the Meeting or any postponements or adjournments thereof.

     It is important that you use this opportunity to take part in the affairs of AmeriQuest by voting on the business to come before this Meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the Proxy does not deprive you of your right to attend the Meeting and to vote your shares in person.

     We look forward to seeing you at the Meeting.

                                          Sincerely yours,

                                          MICHAEL DRESSEN,
                                          President

Hollywood, Florida
May 30, 1997

                         AMERIQUEST TECHNOLOGIES, INC.
                             ---------------------

                 NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 1, 1997
                             ---------------------

To the Stockholders of AmeriQuest Technologies, Inc.:

     Notice is hereby given that the 1997 Annual Meeting of Stockholders (the "Meeting") of AmeriQuest Technologies, Inc. ("AmeriQuest") will be held in the Dolphin Room at the Holiday Inn located at 2905 Sheridan Street, Hollywood, Florida 33020, on July 1, 1997, at 1:00 p.m., local time, for the following purposes:

          1. To elect seven directors of AmeriQuest, each to serve until the next Annual Meeting of Stockholders and until his successor has been elected and qualified or until his earlier resignation or removal. AmeriQuest's Board of Directors intends to present the following nominees for election as directors:

Dr. Harry Krischik               Michael Dressen
Manfred Guenzel                  Holger Heims
Marc L. Werner                   J. R. Dick Iverson
Robert H. Beckett

          2. To approve the right to convert, at the election of the holder thereof, AmeriQuest's Series H Cumulative Convertible Preferred Stock into shares of AmeriQuest Common Stock.

          3. To ratify the selection of Arthur Andersen LLP as independent accountants for AmeriQuest for fiscal year 1997.

          4. To transact such other business as may properly come before the Meeting or any postponements or adjournments thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on May 23, 1997 are entitled to notice of and to vote at the Meeting or any adjournments or postponements thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          HOLGER HEIMS,
                                          Secretary

Hollywood, Florida
May 30, 1997

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

PROXY STATEMENT
MAY 30, 1997

                         AMERIQUEST TECHNOLOGIES, INC.
                             ---------------------

                      1997 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 1, 1997
                             ---------------------

     The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of AmeriQuest Technologies, Inc., a Delaware corporation ("AmeriQuest"), for use at the 1997 Annual Meeting of Stockholders of AmeriQuest (the "Meeting") to be held in the Dolphin Room at the Holiday Inn located at 2905 Sheridan Street, Hollywood, Florida 33020, on July 1, 1997, at 1:00 p.m., local time, and at any postponements or adjournments thereof. All proxies will be voted in accordance with the instructions contained therein and, if no choice is specified, the proxies will be voted in favor of the nominees and the proposals set forth in the accompanying Notice of Meeting and this Proxy Statement. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about May 30, 1997. An Annual Report to Stockholders for the fiscal year ended September 30, 1996 accompanies this Proxy Statement.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

     Only holders of record of AmeriQuest's Common Stock at the close of business on May 23, 1997 (the "Record Date") will be entitled to vote at the Meeting. On the Record Date, AmeriQuest had 66,881,906 shares of Common Stock outstanding and entitled to vote. Holders of AmeriQuest's Common Stock are entitled to one vote for each share held as of the Record Date. AmeriQuest also has 300,000 shares of Series H Cumulative Convertible Preferred Stock (the "Series H Preferred Stock") outstanding, which shares are entitled to vote with the Common Stock on all matters (except with respect to Proposal No. 2) with each share of Series H Preferred Stock being entitled to that number of votes derived by dividing the original issuance price of the Series H Preferred Stock ($100.00 per share) by the Series H Conversion Price (currently $.715), a total of approximately 41,958,042 votes.

     Directors will be elected, as described in Proposal No. 1, by a plurality of the votes of the shares of Common Stock and Series H Preferred Stock present in person or represented by proxy at the Meeting. In each case where the stockholder has appropriately specified how the Proxy is to be voted, it will be voted in accordance with the specifications so made. Proposal No. 2 requires for approval the affirmative vote of a majority of the Common Stock issued and outstanding on the Record Date. Proposal No. 3 requires the affirmative vote of a majority of the shares of Common Stock and Series H Preferred Stock present in person or represented by proxy at the Meeting. All votes will be tabulated by the inspector of elections appointed for the Meeting who will separately tabulate, for each proposal, affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted toward a quorum but are not counted for any purpose in determining whether a matter has been approved.

     The expenses of soliciting proxies to be voted at the Meeting will be paid by AmeriQuest. Following the original mailing of the proxies and other soliciting materials, AmeriQuest and/or its agents may also solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, AmeriQuest will request that brokers, custodians, nominees and other record holders of AmeriQuest's Common Stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Common Stock and request authority for the exercise of proxies. In such cases, AmeriQuest, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

                            REVOCABILITY OF PROXIES

     Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Meeting or at the Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by (i) delivering to the Secretary of AmeriQuest prior to the vote at the Meeting an instrument in writing, bearing a date later than the proxy, stating that the proxy is revoked,
(ii) delivering to the Secretary of AmeriQuest prior to the vote at the Meeting another duly executed proxy relating to the same shares, bearing a date later than the proxy or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not, by itself, revoke a proxy). Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Meeting, the stockholder must bring to the Meeting a letter from the broker, bank or other nominee confirming that stockholder's beneficial ownership of the shares.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Voting Rights and Solicitation of Proxies...................    1
Revocability of Proxies.....................................    2
Proposal 1: Election of Directors...........................    3
Proposal 2: Approval of the right granted to convert the
            Company's Series H Cumulative Convertible
            Preferred Stock into shares of AmeriQuest Common
            Stock...........................................    5
Proposal 3: Ratification of Selection of Independent
  Accountants...............................................    9
Security Ownership of Certain Beneficial Owners and
  Management................................................   10
Executive Officers..........................................   12
Executive Compensation......................................   12
Compensation Committee Interlocks and Insider
  Participation.............................................   15
Report of the Compensation Committee........................   15
Performance Graph...........................................   17
Certain Relationships and Related Transactions..............   18
Stockholder Proposals.......................................   19
Compliance under Section 16(a) of the Securities Exchange
  Act of 1934...............................................   19
Other Business..............................................   20
Available Information.......................................   20
Appendix I -- Certificate of Designations of the Series H
              Cumulative Convertible Preferred Stock........  A-1

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     At the Meeting, stockholders will elect directors to hold office until the next Annual Meeting of Stockholders and until their respective successors have been elected and qualified or until such directors' earlier resignation or removal. The size of the Board is currently set at seven members. Accordingly, seven persons will be nominated for election at the Meeting to be the directors of AmeriQuest. In the election of directors, each holder of Common Stock is entitled to one vote for each share of Common Stock held as of the Record Date and each holder of Series H Preferred Stock is entitled to vote that number of votes derived by dividing the original issuance price of the Series H Preferred Stock ($100.00 per share) by the Series H Conversion Price (currently $.715). Each share represented by the accompanying proxy will be voted for the election of the seven nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority so to vote. Shares may not be voted cumulatively. If any nominee for any reason is unable to serve, or for good cause will not serve, as a director, the proxies may be voted for such substitute nominee as the proxy holder may determine. AmeriQuest is not aware of any nominee who will be unable to or, for good cause, will not serve as a director.

DIRECTORS/NOMINEES

     The following table sets forth certain information regarding the persons nominated to become directors of AmeriQuest.

NAME                                         AGE                    POSITION
----                                         ---                    --------
Michael Dressen............................  40    President and a Director
Holger Heims...............................  34    Executive Vice President, Chief Financial
                                                     Officer, Secretary and a Director
Harry Krischik.............................  46    Chairman of the Board of Directors
Manfred H. Guenzel.........................  46    Director
Robert H. Beckett..........................  62    Director
Marc L. Werner.............................  39    Director
J.R. Dick Iverson..........................  68    Director

     Michael Dressen (age 40) was appointed to serve as President of AmeriQuest in August 1996. From May 1995 to June 1996 he served as a Member of the Executive Board for Transtec, a value-added reseller with its principal offices in Tuebingen, Germany. From October 1991 to April 1995 he served as Managing Director of Computer 2000 SpA Italy (a subsidiary of Computer 2000 AG). He was appointed to serve as a Director of AmeriQuest on September 12, 1996.

     Holger Heims (age 34) has served as an officer of AmeriQuest since October 1995, most recently as Executive Vice President, Chief Financial Officer and Secretary. From October 1991 until September 1995 he was employed by Computer 2000 AG, most recently as Director of Investments, Tax & Legal. Mr. Heims has a Masters of Business Administration degree from Munich University.

     Dr. Harry Krischik (age 46) has served as one of the Co-Presidents of Computer 2000 AG for more than the last five years, with responsibility for the areas of logistics, electronic data processing and human resources. He is now responsible for worldwide sales and also has regional responsibility for Southern Europe, North America and Latin America.

     Manfred H. Guenzel (age 46) was appointed to serve as a Co-President and Member of the Executive Board of Computer 2000 AG in January 1996. From August 1990 until January 1996, he served as Head of Corporate Development/Acquisitions/Controlling (Energy, Chemistry, Aluminum Refractories, Telecommunications) for VIAG AG, the ultimate parent of Computer 2000 AG.

     Robert H. Beckett (age 62) served as the President and Chief Executive Officer of Robec, Inc. from its inception in 1978 until its acquisition by AmeriQuest in November 1995. He then served AmeriQuest as Vice

President in charge of the Advanced Systems Group until his retirement in June 1996. Mr. Beckett holds a Bachelor of Science degree in Mechanical Engineering from Worcester Polytechnic Institute.

     Marc L. Werner (age 39) serves as President and Chief Executive Officer of Cornucopias Capital Advisors. He was employed by Werner Co. and various companies affiliated with Werner Co. from 1986 until April 30, 1997, most recently as Chief Executive Officer and President and Director for Werner Financial, Inc. Mr. Werner is a Certified Public Accountant, and holds a Bachelor of Science degree in Accounting from Northern Illinois University.

     J. R. Dick Iverson (age 68) is currently retired, except for his service on the board of directors of AmeriQuest, Telegen Corporation and ComStream Corporation, an indirect wholly-owned subsidiary of Spar Aerospace Limited. From 1986 to 1994 he served as Chief Executive Officer and President of the American Electronics Association.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

     The Board met 12 times, including telephone conference meetings, and did not act by written consent, during fiscal year 1996. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he was a director) and the total number of meetings held by all committees of the Board on which such director served (during the period that such director served).

     Standing committees of the Board include an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or a committee performing similar functions.

     Marc L. Werner and J.R. Dick Iverson are the current members of the Audit Committee, which met four times during fiscal year 1996. The Audit Committee meets with AmeriQuest's independent accountants to review the adequacy of AmeriQuest's internal control systems and financial reporting procedures; reviews the general scope of AmeriQuest's annual audit and the fees charged by the independent accountants; reviews and monitors the performance of non-audit services by AmeriQuest's auditors, reviews the fairness of any proposed transaction between any officer, director or other affiliate of AmeriQuest and AmeriQuest, and after such review, makes recommendations to the full Board; and performs such further functions as may be required by any stock exchange or over-the-counter market upon which AmeriQuest's Common Stock may be listed.

     Dr. Harry Krischik and Marc L. Werner are the current members of the Compensation Committee, which met four times during fiscal year 1996. Mr. D. Stephen DeWindt also served as a member of the Compensation Committee until the termination of his employment on September 30, 1996. The Compensation Committee of the Board performs four principal tasks: it recommends to the full Board the compensation of AmeriQuest's Chief Executive Officer, reviews and takes action on the recommendations of the Chief Executive Officer as to the appropriate compensation of AmeriQuest's other officers, approves the granting of any bonuses to officers and reviews other compensation and personnel development matters generally.

COMPENSATION OF OUTSIDE DIRECTORS

     AmeriQuest pays its outside Directors, Robert H. Beckett, Marc L. Werner and J.R. Dick Iverson, $2,500 per calendar quarter plus expenses incurred to attend Board meetings. All directors are also eligible to receive stock and/or stock options as a form of compensation.

                  THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR
                THE ELECTION OF EACH OF THE NOMINATED DIRECTORS

                                   PROPOSAL 2

                             APPROVAL OF THE RIGHT
       TO CONVERT AMERIQUEST'S SERIES H CUMULATIVE CONVERTIBLE PREFERRED
                 STOCK INTO SHARES OF AMERIQUEST COMMON STOCK.

     On May 6, 1997 AmeriQuest issued and sold 300,000 shares of its Series H Cumulative Convertible Preferred Stock (the "Series H Preferred Stock") to Computer 2000 Inc. for $30,000,000. The proceeds from the sale were used to partially pay down AmeriQuest's existing bank credit lines. Stockholders are being asked to approve the right to convert, at the election of the holder thereof, the Series H Preferred Stock into shares of AmeriQuest Common Stock.

REASONS FOR PROPOSAL

     Rule 312.03 (C) of the New York Stock Exchange requires that whenever securities convertible into common stock are to be issued in any transaction other than a public offering for cash, the stockholders of the company must approve such issuance if (i) the common stock into which the securities are convertible has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding immediately before the issuance of such convertible securities, or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the convertible securities. The New York Stock Exchange consented to the immediate issuance of the Series H Preferred Stock provided that such Series H Preferred Stock could not be converted prior to stockholder approval of the right to convert the Series H Preferred Stock to AmeriQuest Common Stock.

     If the Series H Preferred Stock were to be converted immediately, 41,958,042 shares of Common Stock would be issuable upon such conversion and would represent approximately 63% of the voting power and the number of shares of Common Stock outstanding immediately before the conversion; and approximately 39% of the voting power and the number of shares outstanding immediately after the conversion. Thus, pursuant to any applicable test under the Rule, approval of the holders of the issued and outstanding Common Stock of AmeriQuest is required to permit the conversion of the Series H Preferred Stock into Common Stock of AmeriQuest.

$30 MILLION CAPITAL CONTRIBUTION BY COMPUTER 2000 INC.

     In November 1996, Computer 2000 AG delivered a capital obligation letter to AmeriQuest's Board of Directors confirming Computer 2000 AG's obligation to provide AmeriQuest with additional financing in the amount of at least $30 million early in calendar year 1997. At the April 9, 1997 Board Meeting, Computer 2000 AG's designees on the Board proposed that this obligation be fulfilled in full by means of a $30 million investment in a new series of convertible preferred stock. On April 23, 1997 the AmeriQuest Board approved the issuance and sale of such convertible preferred stock, subject to the receipt of a final fairness opinion in substantially the form of the draft presented to the AmeriQuest Board prior to the April 23, 1997 meeting. The fairness opinion is described in greater detail below.

THE SERIES H PREFERRED STOCK

     L.H. Friend, Weinress, Frankson & Presson, Inc. ("L.H. Friend") delivered a final written opinion to the Board of Directors on April 28, 1997 pursuant to which it opined that the investment of the Series H Preferred Stock and the price paid therefor by Computer 2000 Inc. are fair to AmeriQuest and its stockholders, without opining as to the fairness to Computer 2000 Inc. and its affiliates, from a financial point of view. Included within the terms considered by L.H. Friend was the right to convert the Series H Preferred Stock into Common Stock.

     On April 28, 1997, AmeriQuest and Computer 2000 Inc. entered into a Preferred Stock Purchase Agreement pursuant to which AmeriQuest agreed to issue and sell to Computer 2000 Inc. 300,000 shares of Series H Cumulative Convertible Preferred Stock at a purchase price of $100.00 per share. The closing of the transaction occurred on May 6, 1997.

  General

     The Board of Directors is empowered by AmeriQuest's Articles of Incorporation ("Articles"), without further action by the holders of the Common Stock, to designate the relative rights and preferences of AmeriQuest's Preferred Stock, when and if issued. Such rights and preferences can, and generally do, address such matters as liquidation, redemption and conversion rights, voting rights, dividends and other preferences, any of which may be dilutive to the interests of the holders of AmeriQuest's Common Stock.

     AmeriQuest's authorized Preferred Stock consists of 5,000,000 shares, $0.01 par value; from which the Board has designated 300,000 shares as Series H Cumulative Convertible Preferred Stock.

     Series H Preferred Stock. The following description of the Series H Preferred Stock is qualified in its entirety by reference to the "Certificate of Designations of the Series H Cumulative Convertible Preferred Stock" attached to this Proxy Statement as Appendix I (the "Certificate of Designations"). The Series H Preferred Stock was authorized by the Board of Directors as a new series of Preferred Stock. So long as any Series H Preferred Stock is outstanding, AmeriQuest is prohibited from issuing any series of stock having rights senior to or on parity with the Series H Preferred Stock without the approval of the holders of 80% of the outstanding shares of Series H Preferred Stock.

     Dividends. The holders of the then outstanding Series H Preferred Stock shall be entitled to receive cumulative dividends, out of any funds legally available for the payment of such dividends, at the rate of $7.00 per share per annum payable in quarterly installments of $1.75 each commencing on June 30, 1997; any such dividends payable through June 30, 1998 may be paid, in whole or in part, by the issuance of additional shares of AmeriQuest Common Stock. As of the date hereof AmeriQuest does not have any funds legally available for the payment of dividends on the Series H Preferred Stock. The value of any shares so issued as dividends would be determined with reference to the closing price of AmeriQuest's Common Stock on the day the dividend accrues (whether or not declared) as quoted by the New York Stock Exchange ("NYSE"); or if such shares are not then trading on the NYSE with reference to the price of the last reported bona fide trade in the market where it is then trading; or if not then trading at all in any market, the value shall be determined by an investment banking firm of national reputation that has not in the preceding twelve months performed any investment banking services for AmeriQuest or any holder of the Series H Preferred Stock. After June 30, 1998, all such dividends shall be payable solely in cash. Such dividends shall accrue from the date of issuance of the shares of Series H Preferred Stock and shall accrue from day-to-day, whether or not earned or declared. Such dividends shall be cumulative so that if such dividends in respect of any previous or current dividend period, at the annual rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof set apart, the deficiency shall first be fully paid before any dividend or other distribution (other than those payable solely in Common Stock) shall be paid on or declared and set apart for the Common Stock or any other class or series of stock ranking junior to the Series H Preferred Stock in right of payment of dividends. Any accumulation of dividends on the Series H Preferred Stock shall not bear interest.

     The Series H Preferred Stock will be senior as to dividends to any other series or class of AmeriQuest's stock previously or hereafter issued, and if at any time AmeriQuest has failed to pay or declare and set apart for payment accrued and unpaid dividends on the Series H Preferred Stock, AmeriQuest may not pay any other dividends. The Series H Preferred Stock is senior to the Common Stock in the payment of dividends, and no dividend may be declared, paid or set apart for payment on, and no purchase, redemption or other acquisition may be made by AmeriQuest of, any Common Stock or other stock unless all accrued and unpaid dividends of the Series H Preferred Stock have been paid or declared and set apart for payment.

     Conversion Rights. Each share of Series H Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, into that number of shares of Common Stock derived by dividing the original issuance price of the Series H Preferred Stock ($100.00) by the Conversion Price (currently $.715), which as of the Record Date would result in the issuance of a total of 41,958,042 shares of AmeriQuest Common Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, AmeriQuest shall pay cash equal to the fair market value of such fractional shares as determined in good faith by the AmeriQuest Board.

     Redemption. The Series H Preferred Stock is not subject to redemption, either at the option of AmeriQuest or the holders of the Series H Preferred Stock.

     Voting Rights. With the exception only of the approval by the holders of Common Stock of the right of the holders of the Series H Preferred Stock to convert the Series H Preferred Stock into shares of AmeriQuest's Common Stock, as to which the holders of Series H Preferred Stock shall not vote, the holders of Series H Preferred Stock and Common Stock shall vote together as a single class; provided, however, that the holders of the Series H Preferred Stock will vote as a class on any matter for which a class vote is required under Delaware law.

     Liquidation Rights. In the event of any Liquidation Event, either voluntary or involuntary, the holders of shares of Series H Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of AmeriQuest to the holders of Common Stock or any other stock of AmeriQuest ranking on liquidation junior to the Series H Preferred Stock, an amount equal to $100.00 per share, plus any accrued but unpaid dividends payable on the Series H Preferred Stock, whether or not earned or declared, to and including the date full payment shall be tendered to the holders of the Series H Preferred Stock with respect to such liquidation, dissolution or winding-up, and no more. All of the preferential amounts to be paid to the holders of the Series H Preferred Stock shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets or surplus funds of AmeriQuest to, the holders of the Common Stock or any other stock of AmeriQuest ranking on liquidation junior to the Series H Preferred Stock in connection with such liquidation, dissolution or winding-up. If the assets or surplus funds to be distributed to the holders of the Series H Preferred Stock are insufficient to permit the payment to such holders of their full preferential amount, the assets and surplus funds legally available for distribution to such holders shall be distributed ratably among the holders of the Series H Preferred Stock in proportion to the full preferential amount each such holder would otherwise be entitled to receive.

     Only after the payment or setting apart of the full preferential amounts required to be paid to the holders of Series H Preferred Stock would the holders of Common Stock or any other stock of AmeriQuest ranking on liquidation junior to the Series H Preferred Stock be entitled to receive remaining assets or surplus funds, if any, of AmeriQuest.

     A Liquidation Event includes any Reorganization Transaction (as defined below), liquidation, dissolution or winding up of AmeriQuest. A Reorganization Transaction includes any consolidation or merger of AmeriQuest with or into another corporation, or other entity or person or any other corporate reorganization, or the sale of all or substantially all of AmeriQuest's assets to another person, or any transaction by AmeriQuest in which an excess of 50% of AmeriQuest's voting power is transferred.

     Actions Adverse to Interests of Holders of Series H Preferred
Stock. AmeriQuest shall not, without first obtaining the affirmative vote or written consent of not less than eighty percent (80%) of the issued and outstanding shares of Series H Preferred Stock:

          (a) Amend AmeriQuest's Certificate of Incorporation if such action would adversely affect the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series H Preferred Stock; or

          (b) Engage in a Reorganization Transaction that would adversely affect any of the rights, preferences or privileges of the Series H Preferred Stock.

EFFECT OF PROPOSAL

     Pursuant to the Company's Certificate of Incorporation, as amended, the Board of Directors had the right to issue convertible shares without further approval of AmeriQuest's stockholders, and this vote is thus necessitated by the rules of the New York Stock Exchange (as reflected in the Certificate of Designations).

     If stockholders do not approve this Proposal, then the shares of Series H Preferred Stock held by Computer 2000 Inc. would remain Series H Preferred Stock with an attendant annual dividend equal to 7% per annum, provided that funds were legally available for the payment of dividends, and in a position preferential to the rights of the holders of the Common Stock. Additionally as to all matters other than the approval of this proposal, the Series H Preferred Stock votes on an "as-converted basis" with the holders of the Common Stock, and failure to approve the right to convert would thus not deprive holders of Series H Preferred Stock of any voting rights. Computer 2000 Inc. has informed AmeriQuest that it does not presently intend to exercise its right to convert any Series H Preferred Stock into Common Stock.

VOTE REQUIRED

     Approval of the right to convert the Series H Preferred Stock into AmeriQuest Common Stock requires the affirmative vote of a majority of the voting power of the shares of AmeriQuest Common Stock present in person or by proxy at the Meeting.

     Computer 2000 Inc. has indicated that it will vote its current holdings of AmeriQuest Common Stock in favor of approving the right to convert the Series H Preferred Stock into shares of AmeriQuest Common Stock. On the Record Date, Computer 2000 Inc. held 36,349,878 shares of AmeriQuest Common Stock, representing approximately 54% of the total number of shares of AmeriQuest Common Stock outstanding on the Record Date and entitled to vote on this Proposal.

                    THE BOARD UNANIMOUSLY RECOMMENDS A VOTE
               FOR THE APPROVAL OF THE RIGHT OF THE HOLDER(S) OF
                    THE SERIES H PREFERRED STOCK TO CONVERT
        AMERIQUEST SERIES H PREFERRED STOCK INTO AMERIQUEST COMMON STOCK

                                   PROPOSAL 3

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     AmeriQuest has selected Arthur Andersen LLP as its independent accountants to perform the audit of AmeriQuest's financial statements for fiscal year 1997, and the stockholders are being asked to ratify such selection. Representatives of Arthur Andersen LLP are expected to be present at the Meeting, will have the opportunity to make a statement at the Meeting if they desire to do so and are expected to be available to respond to appropriate questions.

                THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE
            RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS
       INDEPENDENT ACCOUNTANTS FOR AMERIQUEST FOR THE CURRENT FISCAL YEAR

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of the Record Date (May 23, 1997), information relating to the beneficial ownership of AmeriQuest's Common Stock and Series H Preferred Stock by (i) each person known to AmeriQuest to be the beneficial owner of more than five percent of any such class of AmeriQuest's outstanding voting securities, (ii) each director and nominee, (iii) each of the Named Executive Officers (as defined below in "Executive Compensation"), and
(iv) all directors and executive officers as a group. AmeriQuest knows of no other agreement among its stockholders which relates to voting or investment power over its securities.

                                               AMOUNT AND NATURE OF
                                             BENEFICIAL OWNERSHIP(1)
                                          ------------------------------      PERCENT OF OUTSTANDING
  NAME AND ADDRESS OF BENEFICIAL OWNER      COMMON         PREFERRED          CLASS OF SECURITY(20)
  ------------------------------------    ----------    ----------------      ----------------------
Computer 2000 Inc.(2)...................  36,350,408                                    54%
  6100 Hollywood Blvd., Ste. 700                        300,000 Series H               100%
  Hollywood, Florida 33024
Computer 2000 AG(2).....................  36,350,408                                    54%
  Wolfratshauser Strasse 84                             300,000 Series H               100%
  81379 Munich, Germany
DIRECTORS AND OFFICERS(17)
Michael Dressen(3)......................         -0-                                     *
Holger Heims(4).........................         -0-                                     *
Harry Krischik(5).......................  36,350,408                                    54%
                                                        300,000 Series H               100%
Manfred H. Guenzel(6)...................  36,350,408                                    54%
                                                        300,000 Series H               100%
Robert H. Beckett(7)....................   3,497,657                                     5%
Marc L. Werner(8).......................   3,693,473                                     5%
J.R. Dick Iverson(9)....................      10,000                                     *
Alexander C. Kramer, Jr.(10)............      26,881                                     *
John Tonnison(11).......................         -0-                                     *
Kenneth V. Burke(12)....................      83,100                                     *
Dennis C. Fairchild(13).................      32,131                                     *
D. Stephen DeWindt(14)..................      50,000                                     *
Robert S. Beckett(15)...................         -0-                                     *
John Faiman(16).........................         -0-                                     *
All officers and directors as a group
  (15 persons)(17)......................  43,634,650(18)(19)                            64%
                                                        300,000 Series H(5)(6)          100%

---------------

   * Denotes less than 1%
 (1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.
 (2) Includes shares owned directly by Computer 2000 Inc., a wholly-owned subsidiary of Computer 2000 AG. The amount reflected in the table includes 530 shares subject to outstanding Achievement Warrants in favor of Computer 2000 Inc., which are currently exercisable. The warrants and option held by C-2000 are as follows:

     Acquisition Maintenance Warrants............................    258,967
     Achievement Warrants........................................  7,035,280
     Maintenance Option..........................................  3,727,255

 (3) Mr. Dressen became President of AmeriQuest on August 1, 1996, and was appointed to serve as a Director on September 12, 1996.
 (4) Mr. Heims is Executive Vice President, Chief Financial Officer, Secretary and a Director of AmeriQuest.
 (5) Represents the shares held of record by Computer 2000 Inc. (see footnote
     (2) above). Mr. Krischik is a member of the Management Board of Computer 2000 AG, and therefore may be deemed to have shared voting power over the shares of AmeriQuest held by Computer 2000 Inc. There are a total of five Co-Presidents of Computer 2000, of which Mr. Krischik is one. In this regard, it should also be noted that the parent companies of Computer 2000 AG, Kloeckner & Co. AG and VIAG Aktiengesellschaft, have been asserting a significant degree of control over the affairs of Computer 2000 AG. Additionally, it should be noted that Messrs. Michael Dressen and Holger Heims are nominees of Computer 2000 AG. Mr. Krischik disclaims beneficial ownership of all shares of AmeriQuest held by Computer 2000 Inc. Mr. Krischik is the Chairman of the Board of Directors of AmeriQuest.
 (6) Represents the shares held of record by Computer 2000, Inc. (see footnote
     (2) above). Mr. Guenzel is a member of the Management Board of Computer 2000 AG, and therefore may be deemed to have shared voting power over the shares of AmeriQuest held by Computer 2000 Inc. There are a total of five Co-Presidents of Computer 2000, of which Mr. Guenzel is one. In this regard, it should also be noted that the companies of Computer 2000 AG, Kloeckner & Co. AG and VIAG Aktiengesellschaft, have been asserting a significant degree of control over the affairs of Computer 2000 AG. Additionally, it should be noted that Messrs. Michael Dressen and Holger Heims are nominees of Computer 2000 AG. Mr. Guenzel disclaims beneficial ownership of all shares of AmeriQuest held by Computer 2000 Inc. Mr. Guenzel is a Director of AmeriQuest.
 (7) Mr. Robert H. Beckett served as Senior Vice President -- Advanced Systems Group from November 13, 1995 to the time of his severance from employment in May 1996. Mr. Beckett still serves as a Director of AmeriQuest.
 (8) Includes 80,000 shares of Common Stock held of record by Mr. Werner, of which 20,000 shares are held by Mr. Werner as custodian for certain of his children. The amount reflected in the table also includes 1,605,273 shares of Common Stock and 1,700,000 shares of Common Stock subject to warrants, each held of record by Manufacturers Indemnity and Insurance Company of America. The warrants are currently exercisable. Mr. Werner is deemed to be an "affiliate" of Manufacturers Indemnity and Insurance Company of America until July 29, 1997 (90 days after he terminated his employment as the President and a Director of Manufacturers Indemnity and Insurance Company of America) although he may not now be deemed to have shared voting and investment powers over the shares of AmeriQuest held by Manufacturers Indemnity and Insurance Company of America. Mr. Werner disclaims beneficial ownership of all shares of AmeriQuest held by Manufacturers Indemnity and Insurance Company of America. Mr. Werner is a Director of AmeriQuest.
 (9) Mr. Iverson commenced service as a Director of AmeriQuest on July 10, 1996.
(10) Includes 26,881 shares subject to stock options exercisable within 60 days after the Record Date. Mr. Kramer serves as Vice President -- Advanced Systems Group.
(11) Mr. Tonnison serves as Chief Operating Officer of AmeriQuest.
(12) Includes 37,500 shares subject to a 150,000 share stock option in favor of Mr. Burke, which are exercisable within sixty days after the Record Date. Mr. Burke serves as Vice President of AmeriQuest and General Manager of CMS Enhancements, Inc., a wholly-owned subsidiary of AmeriQuest.
(13) Includes 10,000 shares subject to a 50,000 share stock option in favor of Mr. Fairchild, which are exercisable within sixty days after the Record Date. Mr. Fairchild last served as the Chief Financial Officer of AmeriQuest from October 1996 until his severance from employment on January 7, 1997.
(14) Includes 50,000 shares of Common Stock subject to a Warrant currently exercisable in full. Mr. DeWindt served as Chairman of the Board of Directors and Chief Executive Officer of AmeriQuest from August 21, 1995 until the termination of his employment on September 30, 1996.
(15) Mr. Robert S. Beckett served as Vice President -- Components of AmeriQuest from November 13, 1995 until his severance from service on September 30, 1996.
(16) Mr. Faiman served as Vice President -- U.S. Sales until the termination of his employment on August 5, 1996.

(17) The address for the executive officers and directors and proposed directors is: 6100 Hollywood Blvd., Ste. 700, Hollywood, Florida 33024.
(18) Includes 1,824,911 shares subject to stock options and warrants currently vested and issuable upon exercise of such options and warrants.
(19) The executive officers of AmeriQuest as of the Record Date were Michael Dressen, Holger Heims, John Tonnison, Alexander C. Kramer, Jr. and Kenneth
     V. Burke. The shares owned by all directors and executive officers as a group include the shares referred to in footnotes (3) through (12) above.
(20) For purposes of determining the percentage of outstanding Common Stock held by each person or group set forth in the table, the number of shares held by a person or group is divided by the number of shares of AmeriQuest's Common Stock outstanding on the Record Date (66,881,906) plus the number of shares of Common Stock subject to outstanding stock options and warrants exercisable currently or within 60 days of the Record Date by such person or group, in accordance with Rule 13d-3(d) (1) under the Securities Exchange Act of 1934, as amended. Percentages of less than 1% are represented by an asterisk.

                               EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the current officers of AmeriQuest.

               NAME                 AGE                            POSITION
               ----                 ---                            --------
Michael Dressen...................  40    President and a Director
Holger Heims......................  34    Executive Vice President, Chief Financial Officer,
                                          Secretary
                                            and a Director
John Tonnison.....................  28    Chief Operating Officer
Alexander C. Kramer, Jr...........  53    Vice President; General Manager of Advanced Systems Group
Kenneth V. Burke..................  45    Vice President; General Manager of CMS Enhancements

     For information regarding the positions and offices with AmeriQuest held by Messrs. Dressen and Heims, please refer to the discussion regarding nominees for election as directors in "Directors/Nominees" under Proposal 1 above.

     John Tonnison (age 28) served as Vice President -- Information Systems of AmeriQuest from January 1996 until January 1997, at which time he was appointed Chief Operating Officer of AmeriQuest. From October 1993 to December 1995 he served as Computer 2000 AG's director for implementation of SAP software systems. From October 1991 to September 1993 he served as a Director and as Director of Information Systems for Frontline Distribution Ltd., Computer 2000 AG's wholly-owned subsidiary in the United Kingdom.

     Alexander C. Kramer, Jr. (age 53) served as Vice President -- Operations of Robec, Inc. for thirteen years prior to its acquisition in November 1995 by AmeriQuest. Since November 1995 he has served in various capacities, most recently as Vice President; General Manager of the Advanced Systems Group.

     Kenneth V. Burke (age 45) served in various capacities while employed by Mountain Computer, Inc. between 1981 to 1995, the last of which was as Executive Vice President/General Manager of Summit, Inc., a subsidiary of Mountain Computer, Inc. from 1991 to March 1995. Mr. Burke joined AmeriQuest in March, 1995, as Vice President; General Manager of CMS Enhancements.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table provides information concerning the annual and long-term compensation of the Chief Executive Officer of AmeriQuest and each of the four other highest paid executive officers who served as such during fiscal year 1996, and for two of the other highest paid executive officers who terminated their employment with AmeriQuest prior to the end of fiscal year 1996 (collectively, the "Named Executive Officers") for services rendered to AmeriQuest and its subsidiaries in all capacities during the fiscal years

1996, 1995 and 1994. This information includes the dollar values of base salaries and bonus awards, and certain other compensation, if any, whether paid or deferred. AmeriQuest does not provide long-term compensation benefits other than stock options.

     The only Named Executive Officers named in the table below who are still employees of AmeriQuest are Kenneth V. Burke and Alexander C. Kramer, Jr. For more information regarding the termination of employment of those Named Executive Officers no longer employed by AmeriQuest, please see "Certain Relationships and Related Transactions -- Severance Arrangements with Prior Members of Management" below. This table does not present the compensation of the current executive officers of AmeriQuest, who are identified under the caption "Executive Officers" above, because this table solely discloses information regarding compensation during fiscal years 1996, 1995 and 1994, the last three completed fiscal years. The compensation of the current executive officers of AmeriQuest will be disclosed, as may be required, in AmeriQuest's proxy statement for the next annual meeting of stockholders.

                                                                          LONG-TERM
                                                                         COMPENSATION
                                                                         ------------
                                              ANNUAL COMPENSATION(1)     STOCK OPTION
                                            --------------------------      AWARDS       ALL OTHER
NAME AND PRINCIPAL POSITION                 YEAR    SALARY      BONUS      (SHARES)     COMPENSATION
---------------------------                 ----   --------    -------   ------------   ------------
D. Stephen DeWindt........................  1996   $210,000      -0-        -0-           $110,000(3)
  Chief Executive Officer                   1995     -0-         -0-        -0-            -0-
                                            1994     -0-         -0-        -0-            -0-
Robert S. Beckett.........................  1996   $159,808(2) $19,974      -0-           $110,000(3)
  Vice President -- Components              1995    150,000      -0-        -0-            -0-
                                            1994    119,769      -0-        -0-
Kenneth V. Burke..........................  1996   $170,000    $60,000      -0-            -0-
  Vice President of AmeriQuest              1995     92,772     18,750      -0-            -0-
  and General Manager of CMS                1994     -0-         -0-        -0-            -0-
  Enhancements, Inc., a wholly-owned
  subsidiary of AmeriQuest
Alexander C. Kramer Jr....................  1996   $150,000    $19,974      -0-            -0-
  Vice President -- Advanced                1995    150,000      -0-        -0-            -0-
  Systems Group                             1994    115,000      -0-        -0-            -0-
Dennis C. Fairchild.......................  1996   $145,000    $28,000      50,000        $ 50,000(4)
  Chief Financial Officer                   1995    122,227     40,000      -0-            -0-
                                            1994     71,154      -0-        -0-            -0-
Robert H. Beckett.........................  1996   $129,831(2) $26,326      -0-           $196,000(5)
  Vice President -- Advanced                1995    196,000      -0-        -0-            -0-
  Systems Group                             1994    127,500      -0-        -0-            -0-
John Faiman...............................  1996   $151,330(2) $19,974      50,000        $ 75,000(6)
  Vice President -- U.S. Sales              1995    154,124      -0-        -0-            -0-
                                            1994    153,124      -0-        -0-            -0-

---------------

(1) In fiscal years 1996, 1995 and 1994, no executive officer received perquisites or other personal benefits, securities or property which exceeded the lesser of $50,000 or 10% of such executive officer's salary and bonus.
(2) Salary compensation includes amounts paid for vacation time not taken by the employees.
(3) Messrs. D. Stephen DeWindt and Robert S. Beckett terminated their employment on September 30, 1996, and the amounts set forth under the column entitled "All Other Compensation" represents severance payments to which they were entitled under their respective employment agreements.
(4) Represents amounts advanced during the fiscal year in contemplation that the same would be forgiven in fiscal 1997 as a bonus for the employee's cooperation to move to Florida following the end of the 1996 fiscal year.

(5) Mr. Robert H. Beckett terminated his employment on May 17, 1996, and the amount set forth under the column entitled "All Other Compensation" represents a severance payment to which he was entitled under his employment agreement.
(6) Mr. John Faiman terminated his employment on August 5, 1996, and the amount set forth under the column entitled "All Other Compensation" represents a severance payment to which he was entitled under his employment agreement.

OPTION GRANTS

     The following table provides, information concerning individual grants of stock options made during fiscal year 1996 to each of the Named Executive Officers.

                                                                                                     POTENTIAL
                                                                                                    REALIZABLE
                                                                                                     VALUE AT
                                                                                                      ASSUMED
                                                                                                   ANNUAL RATES
                                                                                                  OF STOCK PRICE
                                      NO. OF           % OF                                        APPRECIATION
                                    SECURITIES    TOTAL OPTIONS                                     FOR OPTION
                                    UNDERLYING      GRANTED TO         EXERCISE                     TERM(2)(3)
                                     OPTIONS       EMPLOYEES IN         PRICE        EXPIRATION   ---------------
NAME                                 GRANTED     FISCAL YEAR 1996    (PER SHARE)        DATE      0%    5%    10%
----                                ----------   ----------------   --------------   ----------   ---   ---   ---
D. Stephen DeWindt................    -0-           -0-                -0-              --        $0    $0    $0
Robert S. Beckett.................    -0-           -0-                -0-              --        0     0     0
Kenneth V. Burke..................    -0-           -0-                -0-              --        0     0     0
Alexander C. Kramer...............    -0-           -0-                -0-              --        0     0     0
Dennis C. Fairchild...............   50,000         11%               $2.00          7/20/01      0     0     0
Robert H. Beckett.................    -0-           -0-                -0-              --        0     0     0
John Faiman.......................   50,000         11                2.00           7/20/01      0     0     0

---------------

(1) Options granted to employees during fiscal 1996 totalled 450,000 shares exercisable at $2.00 per share, the closing price of AmeriQuest Common Stock on July 20, 1995. The grants made were primarily to honor promises of prior managers to the employees involved.
(2) The potential realizable values shown in these columns illustrate the results of hypothetical annual rates of appreciation compounded annually from the date of grant until the end of the option term, assuming an initial investment equal to the aggregate exercise price shown for the option grant. These amounts are reported net of the option exercise price (which may be paid by delivery of already-owned shares of Common Stock), but before any taxes associated with the exercise or subsequent sale of the underlying shares.
(3) The dollar amounts in these columns are based on the hypothetical annual rates of appreciation noted and are therefore not intended to forecast possible future appreciation, if any, of the price of AmeriQuest's Common Stock. Alternative formulas for determining potential realizable value have not been utilized because AmeriQuest is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. There can be no assurance that the dollar amounts reflected in these columns will be achieved. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall market conditions, as well as the executive officer's continued employment through the vesting period.

OPTION EXERCISES AND FISCAL YEAR END VALUES

     The following table provides, as to the Named Executive Officers, information concerning unexercised stock options at September 30, 1996. None of the executive officers exercised any stock options during fiscal year 1996.

                                                                                  VALUE OF UNEXERCISABLE
                                                NUMBER OF UNEXERCISABLE          IN-THE-MONEY OPTIONS AT
                                             OPTIONS AT SEPTEMBER 30, 1996        SEPTEMBER 30, 1996(1)
                                             ------------------------------    ----------------------------
                   NAME                      EXERCISABLE     UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
                   ----                      ------------    --------------    -----------    -------------
D. Stephen DeWindt.........................        -0-               -0-            -0-             -0-
Robert S. Beckett(2).......................     10,753               -0-         $2,518             -0-
Kenneth V. Burke...........................     37,500           112,500            -0-             -0-
Alexander C. Kramer, Jr.(3)                     26,882            26,882          1,799          $1,799
Dennis C. Fairchild(4).....................     10,000            40,000            -0-             -0-
Robert H. Beckett..........................        -0-               -0-            -0-             -0-
John Faiman(5).............................     50,000               -0-            -0-             -0-

---------------

(1) Based on the closing price of AmeriQuest's Common Stock on the New York Stock Exchange on September 30, 1996.
(2) The Severance Agreement with Robert S. Beckett as of September 30, 1996 acknowledged 10,753 shares as having vested at that time with respect to an option granted on June 7, 1994.
(3) Represents 10,753 shares as having vested with respect to an option granted on June 7, 1994 and 26,882 shares as having vested under an option granted March 22, 1993.
(4) Represents shares vested under a 50,000 share option granted on July 22, 1995.
(5) Represents shares vested under a Severance Agreement dated August 5, 1996.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     During fiscal 1996 the Compensation Committee consisted of D. Stephen DeWindt, Dr. Harry Krischik and Marc L. Werner.

     During the same period that Marc L. Werner was a member of the Compensation Committee, Mr. Werner was also President and a Director of Manufacturers Indemnity and Insurance Company of America ("MIICA"), a stockholder of AmeriQuest. Mr. Werner terminated his relationship with MIICA on April 30, 1997, but is still deemed to be an "affiliate" of MIICA until July 29, 1997 (90 days from the date of severance of his employment relationship with MIICA).

     In October 1994, AmeriQuest sold to MIICA 200,000 shares of Common Stock at $2.50 per share. The purchase price at which AmeriQuest sold these shares was $0.10 per share greater than the purchase price at which AmeriQuest offered and sold shares in a separate private placement completed in October 1994. MIICA paid-in $2,000 cash (equal to the par value for the shares) and remained obligated to pay the balance of $498,000. This payment obligation was unsecured, and did not bear interest. This payment obligation was originally due in October 1995, but in July 1995, AmeriQuest extended the due date until September 1996. On March 29, 1996, the Board of Directors resolved to forgive this indebtedness in consideration of the efforts expended by Marc L. Werner on behalf of AmeriQuest above and beyond his role as a Director. At the time of the purchase in October 1994, Marc L. Werner and his cousin Eric J. Werner were Directors of both MIICA and AmeriQuest, and Marc L. Werner was a member of the Compensation Committee.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board performs four principal tasks: it recommends to the full Board the compensation of AmeriQuest's Chief Executive Officer, reviews and takes action on the recommendations of the Chief Executive Officer as to the appropriate compensation of AmeriQuest's other officers, approves the granting of any bonuses to officers and reviews other compensation and personnel development matters generally.

     In fulfilling these duties, it is the objective of the Compensation Committee to have a policy that will enable AmeriQuest to attract, retain and reward executive officers of outstanding ability.

     AmeriQuest's compensation policy for executives is to pay competitively and to be fair in the administration of pay. This is the same policy applicable to all employees of AmeriQuest. Base salary levels for AmeriQuest's executive officers are intended to be generally competitive with other comparable companies, taking into account such factors as the level of responsibility involved, the need for special expertise and the specific individual's experience and prior performance at AmeriQuest.

     Executive base salaries are reviewed by the Committee annually, with any adjustments normally becoming effective on January 1. During this review the Committee considers the performance of AmeriQuest during the prior year, the individual executive's contribution to that performance and changes in the role and responsibility of the executive during that year.

     Calendar year 1996 was a very difficult year for AmeriQuest, with a substantial loss being reported for the fiscal year 1996. Likewise, AmeriQuest struggled to maintain market share, but continued to report losses which have given rise to dramatic restructuring measures. The losses were a combination of operating and restructuring losses.

     AmeriQuest also has Stock Option Plans which are administered by the Board of Directors. AmeriQuest has never issued restricted stock or stock appreciation rights to executive officers, and it does not have any long-term incentive plans other than the Stock Option Plans. Options granted to employees during fiscal 1996 totalled 450,000 shares exercisable at $2.00 per share, the closing price of AmeriQuest Common Stock on July 20, 1995. The grants made were primarily to honor promises of prior managers to the employees involved. Mr. Dressen was granted a stock option covering 100,000 shares exercisable at $.625 in connection with the commencement of his employment by AmeriQuest which was equal to the closing price of AmeriQuest Common Stock on that date.

                                            COMPENSATION COMMITTEE

                                            Dr. Harry Krischik

                                            Marc L. Werner

                               PERFORMANCE GRAPH

     The stock price performance graph below is required by the SEC and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that AmeriQuest specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such Acts.

     The graph below compares the percentage change in the cumulative stockholder return on AmeriQuest Common Stock from September 30, 1992 through September 30, 1996 with the percentage change in the cumulative total return over the same period on (i) an Index of Computer Distribution and Manufacturing Companies, which includes Merisel, TechData, Software Spectrum, MicroAge, Intelligent Electronics, Inacom, Western Digital, Seagate, Dell and Compaq (the "CDMC Index"), and (ii) the Index for the NASDAQ Stock Market -- U.S. Companies. This graph assumes an initial investment of $100 on October l, 1992 in each of AmeriQuest Common Stock, the CDMC Index and the NASDAQ Stock Market -- U.S. Companies.

         Measurement Period                                   NASDAQ
        (Fiscal Year Covered)                AQS              Index           CDMC Index
9/30/92                                             100               100               100
9/30/93                                             128               131               140
9/30/94                                             144               131               149
9/30/95                                              61               179               202
9/30/96                                              31               210               315

Note: The CDMC Index replaces previously used and discontinued CRSP Index.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In December 1995, Computer 2000 AG issued guarantees to certain lenders to secure up to $66 million of lines of credit such lenders might extend to AmeriQuest. In November 1996 Computer 2000 AG increased the $66 million of credit lines to $76 million. The total amount guaranteed as of December 12, 1996 was approximately $76 million. As of September 30, 1996, AmeriQuest had borrowed approximately $65.1 million from such lenders under such lines of credit. These borrowings were used in part to reduce AmeriQuest's interest-bearing indebtedness under its previously outstanding lines of credit from approximately $52 million to zero, resulting in a reduction, as of September 30, 1996, in the average interest rate on AmeriQuest's total outstanding indebtedness from approximately 11.0% per annum to approximately 6.4% per annum. In return for the guarantees, AmeriQuest agreed to pay Computer 2000 AG one-half of one percent (0.5%) per annum of the amounts guaranteed, on a weighted average basis, and provided Computer 2000 AG with a security interest in all of AmeriQuest's assets, and agreed to seek refinancing of its outstanding debt as soon as reasonably practicable. Computer 2000 AG's guarantees expire on September 30, 1997, and the lines of credit guaranteed by Computer 2000 AG mature on June 30, 1997. In the opinion of management this financing was at least as favorable to AmeriQuest as could have been obtained from unaffiliated third party lenders.

     On April 9, 1997, the Board unanimously approved a wide-ranging restructuring plan encompassing head-count reductions and facility closures over the next several months with the goal of focusing on and strengthening the activities of AmeriQuest's Advanced Systems Group ("ASG"), which has the highest gross margins of AmeriQuest's distribution businesses. AmeriQuest has announced that projected losses for the year ending September 30, 1997 could be in the range of approximately $45,000,000, partly as the result of estimated charges in the amount of $25,000,000 related to the planned restructuring and $2,000,000 of restructuring costs and provisions earlier included in operating results predating the Board's authorization of the restructuring in April 1997.

     The restructuring measures are necessitated by the fact that revenues for the quarter ended March 31, 1997 were substantially below expectations, primarily due to the inability of AmeriQuest to compete effectively in the standard distribution of computer products. Management also continues the investigation of other possible dispositions of assets of AmeriQuest. The restructuring plan will be implemented through fiscal year 1997 and will result in a substantial reduction in sales revenue with the goal of returning AmeriQuest to profitability in future years.

     It is important to note that to date ASG has been profitable only on an operating basis prior to corporate overhead allocations. Management estimates that a 25%-40% increase in sales would be required in order for ASG to achieve a break-even level of operations on a stand-alone basis. No assurance can be given that such a sales increase will occur or that ASG will be profitable on a stand-alone basis.

     On May 6, 1997, as more fully described in Proposal 2 above, AmeriQuest issued and sold to Computer 2000 Inc. 300,000 shares of its Series H Cumulative Convertible Preferred Stock (convertible into 41,958,042 shares of AmeriQuest Common Stock) for a purchase price of $30 million. The proceeds of the sale were used to partially pay down AmeriQuest's existing bank credit lines. All of the Company's bank lines of credit are guaranteed by Computer 2000 AG. For information regarding the fairness of the arrangements, see Proposal 2 above.

     Computer 2000 AG has committed to provide and/or secure, directly or indirectly, interim financing for AmeriQuest until September 30, 1997, up to a maximum amount of $66 million. Management believes that the capital infusion from Computer 2000 AG and the continued line of credit guarantees will be adequate for the Company to meet its credit obligations on a timely basis during fiscal 1997. No assurance can be given that the lines of credit guaranteed by Computer 2000 AG or other interim financing provided by Computer 2000 AG will be extended after September 30, 1997, or that the Company will be able to obtain replacement financing from other independent financing sources.

     The following four persons were designated by Computer 2000 Inc. to serve as Directors of AmeriQuest: Dr. Harry Krischik, Manfred Guenzel, Michael Dressen and Holger Heims.

     Computer 2000 AG is a publicly-held company in Germany, and Klockner & Co. AG ("Klockner") is the majority shareholder. In a press release dated April 28, 1997, Klockner announced that as part of a substantial restructuring and reorganization to be completed over the next twelve months, control of

Computer 2000 AG will be removed from the Klockner group and transferred to VIAG AG, a publicly-held company whose shares are listed on the stock exchanges in Germany and Switzerland. At present, Computer 2000 AG is an indirect subsidiary of VIAG AG.
                      ------------------------------------

     On April 19, 1997, AmeriQuest and Computer 2000 AG entered into identical indemnification agreements with Board members Dr. Harry Krischik, Manfred Guenzel, Michael Dressen, Holger Heims, Robert H. Beckett, Marc L. Werner and J.R. Dick Iverson, and with John Tonnison, respectively (together referred to as the "Indemnification Agreements").

     AmeriQuest's certificate of incorporation provides that the corporation shall indemnify its directors and officers to the fullest extent permitted by law and shall advance expenses in connection therewith.

     Among other things, each of the Indemnification Agreements provides that in the event an indemnitee becomes a party to certain specified legal proceedings by reason of an Indemnifiable Event (as defined below), AmeriQuest and Computer 2000 AG, jointly and severally, shall indemnify such indemnitee to the fullest extent permitted by law against Indemnifiable Expenses (as defined below) if the indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of AmeriQuest and, with respect to any criminal proceeding or investigation, had no reasonable cause to believe his conduct was unlawful. In the event an indemnitee becomes a party to a legal proceeding by or in the right of AmeriQuest to procure a judgment in its favor by reason of an Indemnifiable Event, AmeriQuest and Computer 2000 AG, jointly and severally, shall indemnify such indemnitee to the fullest extent permitted by law against Indemnifiable Expenses actually and reasonably incurred by the Indemnitee in connection with such legal proceeding or any appeal therefrom, if the indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of AmeriQuest, except that no indemnification shall be made in respect of any such legal proceeding as to which the indemnitee shall have been adjudged to be liable to AmeriQuest unless and only to the extent that the court in which such proceeding was brought shall determine that the indemnitee is fairly and reasonably entitled to indemnity for such Indemnifiable Expenses. All such Indemnification will be subject to the terms and conditions set forth in the Indemnification Agreements.

     As used in each of the Indemnification Agreements, "Indemnifiable Expenses" means any and all costs, charges and expenses, including, without limitation, attorneys' fees and other fees, expenses in connection with the investigation, defense or appeal of any legal proceeding, judgments, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any such attorneys' fees and other fees and expenses, judgments, fines or amounts paid in settlement) actually and reasonably incurred by the Indemnitee in connection with a legal proceeding or any appeal therefrom. The term "Indemnifiable Event" means any actual or asserted event or occurrence related to the fact that the indemnitee is or was a director, officer, employee, agent, or fiduciary of AmeriQuest, or is or was serving at the request of AmeriQuest as a director, officer, employee, trustee, agent, or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust, or other entity, or anything done or not done by the indemnitee in any such capacity.
                      ------------------------------------

     AmeriQuest leases its facility in Horsham, Pennsylvania from Bowe 3 Partners at a lease rate of approximately $522,000 per year for 105,000 square feet of office and warehouse space. The Lease for this facility was scheduled to terminate on December 31, 1996, but by mutual agreement of the parties was extended on September 10, 1996 through January 31, 1998 at the same rate as that currently in effect for September 1996. Robert H. Beckett, Robert S. Beckett and Alexander C. Kramer, Jr. are partners in Bowe 3 Partners. In the opinion of management the terms of the Lease are as favorable as could be obtained from unaffiliated third parties.
                      ------------------------------------

     Reference is hereby made to the forgiveness of indebtedness from Manufacturers Indemnity and Insurance Company of America which resulted from the issuance of securities to Manufacturers Indemnity and Insurance Company of America which is described above in the section entitled "Compensation Committee Interlocks and Insider Participation."

SEVERANCE ARRANGEMENTS WITH PRIOR MEMBERS OF MANAGEMENT

     During fiscal 1996 several officers terminated their employment with AmeriQuest as part of its efforts to reduce overhead expenses and retain personnel skilled enough to effect a restructuring of the company. The following table sets forth the amounts of severance payments made and the names of the officers to whom such payments were made.

                                                  DATE OF               CONTRACT          SEVERANCE
EMPLOYEE NAME AND POSITION                       SEVERANCE                RIGHT             PAID
--------------------------                       ---------              --------          ---------
Thomas F. Ross.............................  Nov 3, 95           $340,000                 $340,000
Chief Operating Officer                                          (two year's salary)
Donald Resnick.............................  Jan 31, 96          None                     $100,000(1)
  Chief Financial Officer
John Higgins...............................  Jan 31, 96          None                     $100,000(2)
  Vice President Marketing and Purchasing
Robert H. Beckett..........................  May 17, 96          $196,000                 $196,000
  Sr. Vice President, Advanced Systems
     Group                                                       (one year's salary)
David R. Malmberg..........................  May 28, 96          $80,000                  $ 80,000
  Vice President, Purchasing                                     (six month's salary)
John Faiman................................  August 5, 1996      None                     $ 75,000(3)
  Vice President, U.S. Sales
D. Stephen DeWindt.........................  September 30, 1996  $105,000                 $110,000(4)
  Chief Executive Officer                                        (six month's salary)
Robert S. Beckett..........................  September 30, 1996  $150,000                 $100,000
  Vice President, Components                                     (one year's salary)

---------------

(1) Don Resnick had no written contract, only a resolution of the Board of Directors, with no provision for severance. $80,000 of his severance pay was structured as project completion pay.
(2) John Higgins had no written contract. He was given a repricing of his 175,000 shares under option from $2.00 to $.70 per share.
(3) John Faiman had no written contract.
(4) Includes $5,000 paid to settle various miscellaneous claims against AmeriQuest for damaged property and automobile rental.

                                STOCKHOLDER PROPOSALS

     Any AmeriQuest stockholder who wishes to submit a proposal for presentation to AmeriQuest's 1998 Annual Meeting of Stockholders must submit the proposal to AmeriQuest, 6100 Hollywood Blvd., Ste. 700, Hollywood, Florida 33024, Attention:
Mr. Holger Heims, Secretary, not later than September 15, 1997 for inclusion, if appropriate, in AmeriQuest's proxy statement and form of proxy relating to its 1998 Annual Meeting of Stockholders.

                         COMPLIANCE UNDER SECTION 16(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16 of the Exchange Act requires AmeriQuest's directors and officers, and persons who beneficially own more than 10% of AmeriQuest's Common Stock to file initial reports of ownership and reports of changes in beneficial ownership with the SEC and the NYSE. Such persons are required by SEC regulation to furnish AmeriQuest with copies of all Section 16(a) forms that they file.

     Based solely on its review of the copies of such forms furnished to AmeriQuest and written representations from the executive officers and directors, AmeriQuest believes that all Section 16(a) filing requirements were met for AmeriQuest's fiscal year 1996, except as follows: (i) Dr. Harry Krischik failed to file a Forms 4 to report the acquisition of additional shares by Computer 2000 Inc. on February 15, 1996 and September 18, 1996, at which times Mr. Krischik was a Director of both Computer 2000 AG and AmeriQuest; (ii) Manfred Guenzel failed to file a Form 3 reporting his appointment to the Board of Directors on July 10, 1996 and a Form 4 to report the acquisition of additional shares by Computer 2000 Inc. on September 18, 1996, at which time Mr. Guenzel was a Director of both Computer 2000 AG and AmeriQuest; and (iii) Michael Dressen failed to file a Form 3 reporting his appointment as President of AmeriQuest in August 1996.

                                 OTHER BUSINESS

     The Board does not presently intend to bring any other business before the Meeting, and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

                             AVAILABLE INFORMATION

     AmeriQuest is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by AmeriQuest can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC: New York Regional Office, 7 World Trade Center, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street N.W., Washington, D.C. 20549, at the SEC's prescribed rates. Such material can also be inspected and copied at the offices of the NYSE, on which AmeriQuest's Common Stock is listed.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE MATTERS SUBJECT HEREOF, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AMERIQUEST. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES. THE DELIVERY OF THIS PROXY STATEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          HOLGER HEIMS,
                                          Secretary

Hollywood, Florida
May 30, 1997

                                                                      APPENDIX I

                          CERTIFICATE OF DESIGNATIONS
                                     OF THE
                SERIES H CUMULATIVE CONVERTIBLE PREFERRED STOCK
                           (PAR VALUE $.01 PER SHARE)
                                       OF
                         AMERIQUEST TECHNOLOGIES, INC.
                             ---------------------

                         PURSUANT TO SECTION 151 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
                             ---------------------

     The undersigned, does hereby certify that the following resolution was duly adopted by the Board of Directors of Ameriquest Technologies, Inc., a Delaware corporation (the "Corporation"), at a meeting duly convened and held on April 23, 1997, at which a quorum was present and acting throughout:

     RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the "Board of Directors") by Article FOURTH of the Certificate of Incorporation of the Corporation, as amended by that certain Certificate of Amendment effective as of April 1, 1996, (the "Certificate of Incorporation") the Board of Directors hereby authorizes and approves the creation and issuance of a new series of Series H Preferred Stock of this Corporation upon the terms and conditions set forth in these resolutions which fix the powers, designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such new series, in addition to those set forth in the Certificate of Incorporation, as follows:

          (A) Series H Cumulative Convertible Preferred Stock. The new series of Series H Preferred Stock of the Corporation authorized hereby shall be designated the "Series H Cumulative Convertible Preferred Stock" (hereinafter referred to as the "Series H Preferred Stock"), and shall consist of 300,000 shares, $.01 par value per share; provided, however, that the Board of Directors may decrease (but not increase) the number of authorized shares in such series subsequent to the date of original issuance of shares in such series (the "Original Issuance Date"), but not below the number of shares of such series then outstanding. The Series H Preferred Stock is issuable solely in whole shares that shall entitle the holder thereof to exercise the voting rights, to participate in the distributions and to have the benefit of all other rights of holders of Series H Preferred Stock as set forth herein and in the Certificate of Incorporation.

          (B) Rights, Preferences and Restrictions of Series H Preferred
     Stock. The Series H Preferred Stock shall have the voting power, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as set forth below. For purposes of this Certificate of Designations, the terms "Common Stock" and "Series H Preferred Stock" shall have the meanings set forth in the Certificate of Incorporation in effect as of the Original Issuance Date.

     1. Dividend Provisions. The holders of shares of Series H Preferred Stock shall be entitled to receive dividends payable in cash (or, through and including the dividend payable on June 30, 1998, at the option of the Corporation, payable in whole or in part in Common Stock valued as set forth below), out of any funds legally available therefor, prior and in preference to any declaration or payment of any dividend (other than a dividend payable in shares of Common Stock of the Corporation) on the Common Stock and to any declaration or payment of any dividend on any other series of Series H Preferred Stock of the Corporation (other than dividends payable in Series H Preferred Stock of the same series and class upon which such dividend is declared and paid), at the rate of $7.00 per share of Series H Preferred Stock per annum (as adjusted for any stock dividends, combinations or splits with respect to such shares), payable quarterly on the last day of March, June, September and December of each year, commencing June 30, 1997. Such dividends shall accrue on each share and accrue from day to day, whether or not earned or declared, and shall be cumulative so that if such dividends with respect to any previous quarter dividend period at said rate per share per annum shall not have been paid on or declared and set apart for all shares of Series H Preferred Stock at the time outstanding, the deficiency shall be fully paid on or declared and set apart for such shares before the Corporation makes any distribution (as such term is hereinafter defined) to the holders of Common Stock or any other series of Series H Preferred Stock. The term "distribution" as used in this paragraph shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise (except a dividend in shares of the Corporation which are junior to the Series H Preferred Stock as to dividends and assets and except as contemplated by this Certificate of Designations) or the purchase or redemption of shares of the Corporation for cash or property (except for the repurchase of Common Stock from employees, directors, consultants and advisers pursuant to the terms of stock purchase agreements existing on the Original Issuance Date under which such shares are issued), including any such transfer, purchase or redemption by a subsidiary of the Corporation. The time of any distribution by way of dividend shall be the date of declaration thereof and the time of any distribution by purchase or redemption of shares shall be the day cash or property is transferred by the Corporation, whether or not pursuant to a contract of an earlier date; provided that, where a negotiable debt security is issued in exchange for shares the time of the distribution is the date when the Corporation acquires the shares in such exchange. In the event the Corporation exercises its option to pay any dividend in whole or in part in Common Stock, such Common Stock shall be valued as follows: (a) if the Corporation's Common Stock is trading on the New York Stock Exchange (the "NYSE"), at the closing price on the day such dividend accrues (whether or not declared); (b) if the Corporation's stock is not trading on the NYSE but is trading in any other domestic public market, at the price of the last reported bona fide trade in such market; or (c) if the Corporation's stock is not trading in any public market, at a price to be determined by an investment banking firm of national reputation that has not in the prior twelve (12) months performed any investment banking services for the Corporation or any holder of Series H Preferred Stock.

     2. Liquidation Preference.

     (a) Series H Liquidation Preference. In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of Series H Preferred Stock shall be entitled to receive by reason of their ownership thereof, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock, or to any other series of Series H Preferred Stock that may be issued by the Corporation from time to time, an amount per share in cash equal to the sum of (i) $100.00 for each outstanding share of Series H Preferred Stock, as adjusted for any stock dividends, combinations or splits with respect to such share (the "Original Series H Issue Price"), and (ii) an amount equal to all accrued but unpaid dividends (whether or not declared) on each such share (the "Liquidation Preference").

     (b) Participation. After the distributions described in subsection (a) above have been paid, the entire remaining assets of the Corporation legally available for distribution to the stockholders of the Corporation shall be distributed to the holders of any other series of Series H Preferred Stock then outstanding, if any, having a liquidation preference over the Common Stock (to the extent of and in accordance with the liquidation preference rights of such other series of Series H Preferred Stock) and then among the holders of the Common Stock pro rata based on the number of shares of Common Stock held by each holder.

     (c) Insufficient Funds. If in connection with any Liquidation Event the Corporation's cash funds legally available for distribution to the holders of the Series H Preferred Stock are not sufficient to pay the full Series H Preferred Stock liquidation preference in cash, then any deficiency in the cash payment of the Series H Preferred Stock liquidation preference shall be paid in non-cash assets of the Corporation legally available for distribution to the holders of Series H Preferred Stock. If the cash and non-cash assets legally available for distribution to the holders of the Series H Preferred Stock shall be insufficient to permit the full payment to such holders of the full Series H Preferred Stock liquidation preference, then the entire cash and non-cash assets of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series H Preferred Stock in proportion to the number of such shares owned by each such holder. In connection with the distribution of any non-cash assets in payment of the Series H Preferred Stock liquidation preference, the non-cash assets will be valued at their fair market value, as determined by independent appraisal by an appraiser selected in good faith by the Board of Directors.

     (d) Liquidation Event. For purposes of this Section 2, a "Liquidation Event" shall mean any Reorganization Transaction (as defined below), liquidation, dissolution, or winding up of the Corporation. A reorganization of the Corporation, for purposes of this Certificate of Designations, shall mean any consolidation or merger of the Corporation with or into another corporation, or other entity or person or any other corporate reorganization, or the sale of all or substantially all of the Corporation's assets to another person, or any transaction by the Corporation in which an excess of 50% of the Corporation's voting power is transferred (each, a "Reorganization Transaction").

     3. Redemption. Shares of the Series H Preferred Stock shall not be subject to redemption, either mandatorily or at the option of the Corporation or the holder thereof.

     4. Conversion. The holders of Series H Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          (a) Right to Convert. Subject to subsection (c), each share of Series H Preferred Stock shall be convertible (subject to approval by the holders of the Corporation's Common Stock of the issuance of the common stock issuable upon such conversion as required by the NYSE), at the option of the holder thereof, at any time after the Original Issuance Date at the office of the Corporation or any transfer agent for the Series H Preferred Stock, into such number of fully paid and nonassessable shares of the Corporation's Common Stock as is determined by dividing the Liquidation Preference by the Series H Conversion Price then in effect. The Series H Conversion Price per share is set forth in subsection 4(c).

          (b) Mechanics of Conversion. Before any holder of Series H Preferred Stock shall be entitled to convert any Shares into shares of Common Stock, such holder shall deliver the certificate or certificates therefor, with a duly executed election to convert, to the principal executive office of the Corporation or of any transfer agent for the Series H Preferred Stock and shall give written notice to the Corporation at its principal executive office (which notice and delivery shall be deemed given when received by the Corporation) of the election to convert some or all of its Shares and shall state therein the number of Shares to be converted and the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series H Preferred Stock or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series H Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. Following the conversion of shares of Series H Preferred Stock into Common Stock, as contemplated by this paragraph (b), the Corporation shall promptly prepare and deliver a new certificate or new certificates to the holder of Series H Preferred Stock representing the remaining number or shares of Series H Preferred Stock still held by such holder following such conversion.

          (c) Series H Conversion Price and Adjustments.

             (i) Series H Conversion Price. The Series H Conversion Price shall be $0.715 (Seventy One and One-Half Cents) per share, which amount is equal to 110% of the average of the daily closing price per share of the Common Stock for the 20 consecutive trading days immediately preceding April 28, 1997.

             (ii) Series H Conversion Price Adjustments.

                (1) Subdivision, Combination or Reclassification. In the event that the Corporation at any time or from time to time after the Original Issuance Date shall declare or pay, without consideration, any dividend on the Common Stock payable in shares of Common Stock or in any right to acquire shares of Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common

           Stock shall be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of Common Stock, then the Series H Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the shares of Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in shares of Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire shares of Common Stock.

                (2) Issuance of Additional Shares. If at any time after the Original Issuance Date and while there are any shares of Series H Preferred Stock outstanding, the Corporation shall issue or sell Additional Shares of Common Stock at a Price Per Share less than the Series H Conversion Price in effect immediately prior to such issuance or sale, then the Series H Conversion Price then in effect shall be adjusted to an amount determined by multiplying the Series H Conversion Price in effect immediately prior to the new issuance by a fraction,

                (A) the numerator of which is equal to the sum of (x) the number of shares of Outstanding Common Stock immediately prior to the issuance of such Additional Shares, and (y) the amount determined by
           (i) dividing the aggregate consideration received by the Corporation upon the issuance of such Additional Shares, by (ii) the Series H Conversion Price in effect immediately prior to the issuance of the Additional Shares, and

                (B) the denominator of which is the number of shares of Outstanding Common Stock immediately after the issuance of such Additional Shares.

                For the purposes of this Section 4(c)(ii), the issuance of any Convertible Securities shall be deemed an issuance at such time of the Common Stock issuable upon exercise, conversion, or exchange of the such Convertible Securities if the Price Per Share shall be less than the Series H Conversion Price in effect at the time of such issuance. No adjustment of the Series H Conversion Price shall be made under this Section 4(c)(ii) upon the issuance of any shares of Common Stock which are issued pursuant to the exercise, conversion, or exchange of any Convertible Securities if any adjustment shall previously have been made upon the issuance of any such Convertible Securities as above provided. Any adjustment of the Series H Conversion Price made with respect to the issuance of Convertible Securities shall be reversed if and when any such Convertible Securities expire or are canceled without being exercised, converted, or exchanged so that the Series H Conversion Price in effect immediately upon such cancellation or expiration shall be equal to the Series H Conversion Price which would have been in effect had the expired or canceled Convertible Securities never been issued (but any such reversal of an adjustment shall only apply as to the portion of the Convertible Security which has expired or been canceled), with such additional adjustments as would have been made to the Series H Conversion Price which would have been in effect had such expired or canceled Convertible Securities never been issued.

     The provisions of this Section 4(c)(ii) shall not apply to any issuance or distribution of Additional Shares if by reason of any other provision of this
Section 4 an adjustment of the Series H Conversion Price results with respect to such issuance of Additional Shares or if the holders of Series H Preferred Stock are entitled to receive a distribution of such Additional Shares.

     For purposes of this Section 4(c)(ii), the following definitions apply:

          "Additional Shares" shall mean shares of Common Stock (including Common Stock deemed issued upon the issuance of Convertible Securities), other than Excluded Additional Shares (the issuance of which shall not result in any adjustment of the Series H Conversion Price).

          "Convertible Securities" shall mean any securities (whether debt or equity) issued by the Corporation which are exercisable, convertible, or exchangeable into or for shares of Common Stock.

          "Excluded Additional Shares" shall mean:

             (1) Any Existing Securities, excluding any increase in the Common Stock or Convertible Securities which may be issued pursuant to Existing Securities as a result of any modifications or amendments to Existing Securities occurring after the Original Issuance Date.

             (2) Any Common Stock or Convertible Securities issued after the Original Issuance Date to any employee, consultant, advisor, officer, or director of the Corporation or any subsidiary thereof pursuant to any incentive or compensation agreement, arrangement, or plan approved by the Board of Directors.

             (3) Any Common Stock issued in connection with any stock dividend on the Common Stock which is also payable to the Series H Preferred Stock pursuant to any provision of Section 4 hereof.

             (4) Any Common Stock issued upon conversion of the Series H Preferred Stock.

          "Existing Securities" shall mean any Common Stock or Convertible Securities issued with respect to any options, notes, rights, warrants, or other securities of the Corporation outstanding as of the Original Issuance Date, and shall include all shares of Series H Preferred Stock issued as of the Original Issuance Date.

          "Outstanding Common Stock" shall mean all shares of Common Stock of the Corporation outstanding (on a fully diluted basis) at the time of a calculation under Section 4(c)(ii), assuming for this purpose that all then-outstanding Convertible Securities are then deemed exercised, converted, or exchanged into shares of Common Stock.

          "Price Per Share" shall be determined as follows:

             (1) In the case of an issuance of shares of Common Stock for cash, the Price Per Share shall mean the per share cash consideration received by the Corporation for such shares.

             (2) The Price Per Share for purposes of Convertible Securities shall mean the amount equal to the consideration received by the Corporation upon the issuance of such Convertible Securities, plus the amount of consideration payable to the Corporation upon exercise, conversion, or exchange thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such Convertible Securities were exercised, exchanged, or converted.

             (3) The Price Per Share for purposes of Convertible Securities shall be determined in each instance as of the date of issuance of the Convertible Securities without giving effect to any possible future price adjustments or rate adjustments pursuant to the provisions of such Convertible Securities which may result from any adjustments in the Series H Conversion Price pursuant to the provisions of this Section 4.

             (4) If a part or all of the consideration received by the Corporation in connection with the issuance of securities consists of property other than cash, the value of such consideration shall be the fair market value of such property as determined by the Board of Directors in good faith.

          (d) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, in evidences of indebtedness issued by the Corporation or other persons or in assets (excluding cash dividends) or in rights not referred to in Section 4(c)(ii), then, in each such case for the purpose of this Section 4(d), the holders of Series H Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series H Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such a distribution.

          (e) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or reclassification) provision shall be made so that the holders of Series H Preferred Stock shall thereafter be entitled to receive, upon conversion of their Series H Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled in such recapitalization as if converted immediately prior to such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series H Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Series H Conversion Price, if applicable, then in effect and the number of shares receivable upon conversion of Series H Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

          (f) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series H Preferred Stock against impairment.

          (g) Fractional Shares and Certificate as to Adjustments.

             (i) No fractional shares shall be issued upon conversion of the Series H Preferred Stock pursuant to the provisions of this Section 4. In lieu of fractional shares, the Corporation shall pay in cash the fair market value of any fractional shares as determined by the Board of Directors in good faith. The determination of the fractional shares for which a cash payment will be made shall be determined on the basis of the total number of shares of the Series H Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

             (ii) Upon the occurrence of each adjustment or readjustment of the Series H Conversion Price pursuant to this Section 4, the Corporation, at its expense, shall within a reasonable time compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series H Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, within a reasonable time following a written request of any holder of Series H Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Series H Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series H Preferred Stock.

          (h) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series H Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series H Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all of the then outstanding shares of Series H Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series H Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

          (i) No Minor Adjustments to Series H Conversion Price. No adjustment of the Series H Conversion Price shall be made pursuant to this Section 4 in an amount less than one cent ($.01) per share. Adjustment amounts under one cent ($.01) per share shall be carried forward and taken into account in any subsequent adjustment calculations.

     5. Notices.

     (a) Required Notices.

          (i) In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; the Corporation shall mail to each holder of Series H Preferred Stock, at least thirty (30) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          (ii) The Corporation shall give each holder of record of Series H Preferred Stock written notice of any impending Reorganization Transaction not later than thirty (30) days prior to the stockholders' meeting called to approve such transaction, or thirty (30) days prior to the closing of any such Reorganization Transaction, whichever is earlier. Such notice shall describe the material terms and conditions of the impending Reorganization Transaction, describe the consideration per share to be received by the holders of the Common Stock and by the holders of the Series H Preferred Stock as a result of such Reorganization Transaction, and the date upon which the conversion rights of the Series H Preferred Stock terminate in connection with such Reorganization Transaction, and the Corporation shall thereafter give such holders prompt notice of any material changes in the information contained in such notice.

     (b) Notice Procedures.  Any notice required by the provisions of this
Section 5 to be given to a holder of shares of Series H Preferred Stock shall be given in writing and shall be deemed given if addressed to the holder of record of such shares at such holder's address appearing on the books of the Corporation or such other address given in writing by the holder to the Corporation for the purpose of notice and deposited in the United States mail, postage prepaid, or with a courier which guaranteed delivery of the notice within three business days after deposit with such courier, and in either case, such notice shall be deemed given on the third business day after such deposit.

     6. Voting Rights. The holder of each share of Series H Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series H Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share). Shares of Series H Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of the Corporation. Subject to the provisions of Paragraph 7 below, Shares of Series H Preferred Stock shall vote with holders of Common Stock as a single class with respect to any question upon which holders of Common Stock have the right to vote; provided, however, that (a) the holders of Series H Preferred Stock will vote as a class on matters as to which a class vote is required under Delaware law and (b) the holders of the Series H Preferred Stock shall not vote with the holders of Common Stock or otherwise with respect to the approval required by the NYSE as set forth in
Section 4(a) above, as to which approval the holders of Series H Preferred Stock shall have no vote.

     7. Restrictions and Limitations. Without the vote or written consent of the holders of at least eighty percent (80%) of the then outstanding shares of Series H Preferred Stock, the Corporation will not:

          (a) Authorize or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior to or at parity with the Series H Preferred Stock as to dividend rights, redemption rights or liquidation preferences or which have voting rights as to matters upon which the holders of Common Stock are entitled to vote that provide for more votes in any such matters than one vote for each share of Common Stock into which such equity security could then be converted into Common Stock in accordance with the conversion rights of such equity security;

          (b) Amend its Certificate of Incorporation (including this Certificate of Designations) if such amendment would adversely affect any of the rights, preferences or privileges provided for therein or herein for the benefit of the shares of Series H Preferred Stock; or

          (c) Engage in a Reorganization Transaction that would adversely affect any of the rights, preferences or privileges of the Series H Preferred Stock.

     8. Status of Converted Stock. In the event any shares of Series H Preferred Stock shall be converted pursuant to Section 4 hereof, or are otherwise acquired by the Corporation, the shares so converted or acquired shall resume the status of authorized but unissued shares of Series H Preferred Stock.

     9. No Preemptive Rights. The holders of the Series H Preferred Stock shall not have any preemptive rights.

     10. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective an valid under applicable law, but if any provision hereof should to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

     IN WITNESS WHEREOF, this Certificate of Designations is executed on this 25th day of April, 1997.

                                          AMERIQUEST TECHNOLOGIES, INC.

                                          By:        /s/ HOLGER HEIMS
                                            ------------------------------------
                                            Name:   Holger Heims
                                            Title:.    Executive Vice President
                                                 and Corporate Secretary

                                     PROXY

                         AMERIQUEST TECHNOLOGIES, INC.

                 PROXY FOR 1997 ANNUAL MEETING OF STOCKHOLDERS

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael Dressen and Holger Heims, and each of them, the attorney and proxy of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote all the shares of Common Stock of AmeriQuest Technologies, Inc. ("AmeriQuest"), which the undersigned is entitled to vote at the 1997 Annual Meeting of Stockholders of AmeriQuest (the "Meeting") to be held in the Dolphin Room at the Holiday Inn located at 2905 Sheridan Street, Hollywood, Florida 33020, on July 1, 1997 at 1:00 p.m., local time, and at any and all postponements or adjournments thereof, with all the powers the undersigned would possess if personally present, as directed on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the Meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

TO VOTE IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS, JUST SIGN AND DATE THIS PROXY.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
                        FOR ELECTION OF ALL NOMINEES AND
                             FOR PROPOSALS 2 AND 3.


1.     ELECTION OF DIRECTORS:                      Nominees:    Dr. Harry Krischik
                                                                Manfred Guenzel
       [ ] FOR all nominees (except as provided                 Michael Dressen
            to the contrary below)*                             Holger Heims
       [ ] WITHHOLDING AUTHORITY to vote for all                Marc L. Werner
            nominees at right)                                  Robert H. Beckett
                                                                J.R. Dick Iverson
                                                                ------------------
       INSTRUCTION: To withhold authority to vote for any       *If any nominee is unable to
       individual nominee, write that nominee's name in the     serve, or for good cause will
       space provided below:                                    not serve, proxy will be voted
                                                                for a substitute nominee
       ----------------------------------------------------     determined by the proxy holders.

                                                                For     Against         Abstain
                                                                ---     -------         -------
2.     To approve the right to convert AmeriQuest's             [ ]     [ ]             [ ]
       Series H Cumulative Convertible Preferred
       Stock into shares of AmeriQuest Common Stock.

3.     To ratify the selection of Arthur Andersen LLP           [ ]     [ ]             [ ]
       as independent accountants for AmeriQuest for
       fiscal year 1997.

4.     The transaction of such other business as may properly come before the Meeting or any adjournments or postponements of the Meeting.


Please sign exactly as name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. The signer hereby revokes all proxies heretofore given by the signer(s) to vote at said Meeting or any postponements or adjournments thereof.

        Dated:            , 1997
              ------------              ---------------------------------
                                                Signature



                                        _________________________________
                                        Signature if held jointly